EXHIBIT 16

                        PROACTIVE ASSET ALLOCATION FUNDS
                            OPTI-flex(R) DYNAMIC FUND
                              COMPUTATION SCHEDULE

     Method by which total return (ending redeemable value) is computed:

          P(1 + T)nth power = ERV

          P = a hypothetical initial payment of $1,000
          T = average annual total return
          N = number of years
          ERV = ending redeemable value of a hypothetical $1,000 payment made at the beginning of one, five or 10-year periods (or fractional portion thereof)

OPTI-flex(R) DYNAMIC FUND          1 YEAR        1.25 YEARS
-------------------------          ------        ----------

Beginning Account Balances         $1,000.00       $1,000.00
Average Annual Total Return             4.06%           6.67%
Ending Redeemable Value            $1,040.56       $1,084.00

Formula Computation:

        1 year:  $1,000(1 + .0406)            =   $1,040.56

        1.25 years:  $1,000(1 + .0667)1.25    =   $1,084.00

The total return quotations represented above were computed for the periods ended December 31, 1997.